                                                                      Exhibit 99


                              N E W S  R E L E A S E


                                     CONTACT: Peter D. Brown
                                              Vice President, Investor Relations
                                              and Corporate Development
                                              Venator Group, Inc.
                                              (212) 720-4254


                  VENATOR GROUP COMPLETES ITS REFINANCING PLANS
            - Sells $125 Million in Convertible Subordinated Notes -
        - Amends and Restates its Unsecured Revolving Credit Facility -

NEW YORK, NY, June 11, 2001, Venator Group, Inc. (NYSE: Z) a New York based specialty athletic retailer, today announced that it has completed the sale of $125 million principal amount of 5.50% Convertible Subordinated Notes due 2008. The notes will be convertible into shares of Venator Group common stock at a conversion price of $15.806 per share. The initial purchasers of these notes will have a 30-day option to purchase up to an additional $25 million principal amount of notes. The notes may not be redeemable prior to June 4, 2004. The proceeds will be used for working capital and general corporate purposes and to reduce reliance on bank financing. Simultaneously with this offering, the Company amended and restated its $300 million revolving credit facility to a $190 million three-year credit facility. The offering and the three-year credit facility both closed on June 8, 2001.

Venator Group is primarily a mall-based specialty athletic retailer that operates approximately 3,600 retail stores in 14 countries in North America, Europe and Australia. Through its specialty retail stores, including Foot Locker, Lady Foot Locker, Kids Foot Locker and Champs Sports, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.


     Disclosure Regarding Forward-Looking Statements

     This press release contains forward-looking statements, which reflect management's current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company's filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effects of competitive products and pricing, customer acceptance of the Company's merchandise mix and retail locations, economic conditions worldwide, the ability of the Company to execute its business plan effectively with regard to each of its operating units, and the ability of the Company to implement, in a timely manner, the programs and actions related to the euro issue. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.


                                       4